UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION


                         Washington, D.C. 20549


                                FORM 8-K


                             CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):  February 21, 2006

                         EXCEL TECHNOLOGY, INC.
          .................................................
          (Exact name of Registrant as specified in Charter)

          Delaware                    0-19306            11-2780242
(State or other jurisdiction       (Commission         (I.R.S. Employer
      of Incorporation)            File Number)      Identification No.)


                 41 Research Way, E. Setauket, NY 11733
          ..................................................
          (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (631)-784-6175
                                                      .............


      ............................................................
     (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to rule 425 under the Securities Act (17 CFR 230.425)

     [X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







ITEM 1.01.     OTHER EVENTS.

     On February 20, 2006, Excel Technology, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Coherent, Inc., a Delaware corporation ("Parent"), and Spider Acquisition Merger Corporation, a Delaware corporation and wholly owned subsidiary of Coherent, Inc. ("Merger Sub"). Under the Merger Agreement, Merger Sub would be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of Parent.

     Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Common Stock") issued and outstanding immediately prior to the effective time, other than Common Stock held by any stockholders who are entitled to and properly exercise appraisal rights under Delaware law, shall be automatically converted into the right to receive $30.00 in cash per share.

     The Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the stockholders of the Company pursuant to applicable law and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Information and Where to Find It

     The Company intends to file a proxy statement on Schedule 14A more fully describing the merger transaction involving the Company and Parent. The proxy statement will be mailed to the stockholders of the Company. The Company's stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and the Company. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by going to the Company's SEC Filing Page on its corporate website at http://www.Exceltechinc.com.

     In addition, the Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the acquisition. A description of any interests that the Company's officers and directors have in the acquisition will be available in the proxy statement.

ITEM 9.01:  FINANCIAL STATEMENTS AND EXHIBITS.

     (d)  Exhibits

          2.1 Agreement and Plan of Merger, dated as of February 20, 2006, by and among Excel Technology, Inc., Coherent, Inc. and Spider Acquisition Corporation.


                               Signatures:

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: February 21, 2006

                                EXCEL TECHNOLOGY, INC.
                                By:
                                    /s/ Antoine Dominic
                                    ......................
                                    Antoine Dominic
                                    President and Chief Executive Officer
                                    (Principal Executive Officer)



                                                 EXHIBIT 2.1 TO FORM 8-K



                      AGREEMENT AND PLAN OF MERGER
                              BY AND AMONG
                             COHERENT, INC.,
                     SPIDER ACQUISITION CORPORATION
                                   AND
                         EXCEL TECHNOLOGY, INC.
                     Dated as of February 20, 2006







                           TABLE OF CONTENTS


                                                                    Page
                                                                    ....

ARTICLE I THE MERGER                                                   2

1.1  The Merger                                                        2
     ..........
1.2  Effective Time; Closing                                           2
     .......................
1.3  Effect of the Merger                                              2
     ....................
1.4  Certificate of Incorporation and Bylaws                           2
     .......................................
1.5  Directors and Officers                                            3
     ......................
1.6  Effect on Capital Stock                                           3
     .......................
1.7  Surrender of Certificates                                         4
     .........................
1.8  No Further Ownership Rights in Company Common Stock               6
     ...................................................
1.9  Lost, Stolen or Destroyed Certificates                            6
     ......................................
1.10 Dissenting Shares                                                 6
     .................
1.11 Further Action                                                    7
     ..............

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY               7

2.1  Organization; Standing and Power; Charter Documents; Subsidiaries 7
     .................................................................
2.2  Capital Structure                                                 9
     .................
2.3  Authority; Non-Contravention; Necessary Consents                 11
     ................................................
2.4  SEC Filings; Financial Statements; Controls                      12
     ...........................................
2.5  Absence of Certain Changes or Events                             14
     ....................................
2.6  Taxes                                                            15
     .....
2.7  Intellectual Property                                            18
     .....................
2.8  Compliance; Permits                                              23
     ...................
2.9  Litigation                                                       23
     ..........
2.10 Brokers' and Finders' Fees; Fees and Expenses                    23
     .............................................
2.11 Transactions with Affiliates                                     24
     ............................
2.12 Employee Benefit Plans                                           24
     ......................
2.13 Title to Properties                                              27
     ...................
2.14 Environmental Matters                                            28
     .....................
2.15 Contracts                                                        30
     .........
2.16 Disclosure                                                       33
     ..........
2.17 Board Approval                                                   33
     ..............
2.18 Fairness Opinion                                                 33
     ................
2.19 Takeover Statutes                                                33
     .................

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB   34

3.1  Organization; Standing and Power; Charter Documents; Merger Sub  34
     ...............................................................
3.2  Authority; Non-Contravention; Necessary Consents                 34
     ................................................
3.3  SEC Filings; Financial Statements                                35
     .................................
3.4  Disclosure                                                       36
     ..........
3.5  Board Approval                                                   36
     ..............
3.6  No Prior Merger Sub Operations                                   36
     ..............................
3.7  Financing                                                        36
     .........

ARTICLE IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME         36

4.1  Conduct of Business by the Company                               36
     ..................................

ARTICLE V ADDITIONAL AGREEMENTS                                       41

5.1  Proxy Statement                                                  41
     ...............
5.2  Meeting of Company Stockholders; Board Recommendation            42
     .....................................................
5.3  Acquisition Proposals                                            43
     .....................
5.4  Confidentiality; Access to Information; No Modification of
     ..........................................................

     Representations, Warranties or Covenants                         47
     ........................................

5.5  Public Disclosure                                                48
     .................
5.6  Regulatory Filings; Commercially Reasonable Efforts              48
     ...................................................
5.7  Notification of Certain Matters                                  50
     ...............................
5.8  Third-Party Consents                                             51
     ....................
5.9  Termination of 401(k) Plans                                      51
     ...........................
5.10 Indemnification                                                  51
     ...............
5.11 Merger Sub Compliance                                            52
     .....................
5.12 [Reserved]                                                       52
     ..........
5.13 Section 83(b) Elections                                          53
     .......................
5.14 Spreadsheet                                                      53
     ...........
5.15 Takeover Laws                                                    53
     .............
5.16 Cooperation with Financing                                       53
     ..........................
5.17 Company Options                                                  54
     ...............
5.18 Company Fairness Opinion                                         54
     ........................
5.19 Payments                                                         54
     ........

ARTICLE VI CONDITIONS TO THE MERGER                                   55

6.1  Conditions to the Obligations of Each Party to Effect the Merger 55
     ................................................................
6.2  Additional Conditions to the Obligations of the Company          55
     .......................................................
6.3  Additional Conditions to the Obligations of Parent               56
     ..................................................

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER                         57

7.1  Termination                                                      57
     ...........
7.2  Notice of Termination; Effect of Termination                     59
     ............................................
7.3  Fees and Expenses                                                60
     .................
7.4  Amendment                                                        62
     .........

7.5  Extension; Waiver                                                62
     ................
ARTICLE VIII GENERAL PROVISIONS                                       62

8.1  Non-Survival of Representations and Warranties                   62
     ..............................................
8.2  Notices                                                          62
     .......
8.3  Interpretation; Knowledge                                        64
     .........................
8.4  Counterparts                                                     66
     ............
8.5  Entire Agreement; Third-Party Beneficiaries                      66
     ...........................................
8.6  Severability                                                     66
     ............
8.7  Other Remedies; Specific Performance                             66
     ....................................
8.8  Governing Law                                                    67
     .............
8.9  Rules of Construction                                            67
     .....................
8.10 Assignment                                                       67
     ..........
8.11 Waiver of Jury Trial                                             67






















                         INDEX OF DEFINED TERMS

Defined Term                                Defined in Section
................................             ..................
Acquisition                                 7.3(b)(iii)
Acquisition Proposal                        5.3(g)(i)
Action of Divestiture                       5.6(e)
Affiliate                                   5.12(a)
Agreement                                   Forepart
Approval                                    2.12(c)(ii)
Average Stock Price                         1.6(f)
Certificate of Merger                       1.2
Certificates                                1.7(c)
Change of Recommendation                    5.3(d)
Closing                                     1.2
Closing Date                                1.2
COBRA                                       2.12(b)
Code                                        Recitals
Company                                     Forepart
Company Affiliate                           5.12
Company Balance Sheet                       2.4(b)
Company Benefit Plans                       2.12(a)
Company Board Approval                      2.17
Company Charter Documents                   2.1(b)
Company Common Stock                        1.6(a)
Company Disclosure Letter                   Article II
Company Environmental Permits               2.14(c)
Company Fairness Opinion                    2.18
Company Financials                          2.4(b)
Company Intellectual Property               2.7(a)(ii)
Company Material Contract                   2.15(a)
Company Options                             2.2(b)
Company Permits                             2.8(b)
Company Plans                               5.9(c)
Company Preferred Stock                     2.2(a)
Company Products                            2.7(c)
Company Registered Intellectual Property    2.7(a)(iv)
Company Restricted Stock                    1.6(b)
Company Retirement Plan                     2.12(a)
Company SEC Reports                         2.4(a)
Company Stock Option Plans                  2.12(a)
Company Voting Debt                         2.2(c)
Confidentiality Agreement                   5.4(a)
Contracts                                   2.15(d)
Delaware Law                                Recitals
Dissenting Shares                           1.10
DOJ                                         5.6(a)
DOL                                         2.12(b)
Domain Names                                2.7(a)(i)
Effect                                      8.3(c)
Effective Time                              1.2
Employee                                    2.12(a)
Employment Agreements                       Recitals
End Date                                    7.1(b)(i)
Environmental Law                           2.14(c)
ERISA                                       2.12(c)(i)
Exchange Act                                2.3(c)
Exchange Fund                               1.7(b)
Exchange Ratio                              1.6(a)
FTC                                         5.6(a)
Funded Retirement Plan                      2.12(d)
GAAP                                        2.4(b)
Governmental Entity                         2.3(c)
Hazardous Material                          2.14(a)
Hazardous Materials Activities              2.14(b)
HSR Act                                     2.3(c)
Indemnified Parties                         5.11(a)
Intellectual Property                       2.7(a)(i)
International Employee Plan                 2.12(g)
IRS                                         2.12(b)
Knowledge                                   8.3(b)
Leased Real Property                        2.13(a)
Leases                                      2.13(a)
Legal Requirements                          2.2(d)
Marketplace Rule                            1.6(a)
Material Adverse Effect                     8.3(c)
Merger                                      1.1
Merger Consideration                        1.6(a)
Merger Sub                                  Forepart
Merger Sub Common Stock                     1.6(d)
Nasdaq                                      1.6(f)
Necessary Consents                          2.3(c)
Option Ratio                                5.9(a)
Owned Real Property                         2.13(a)
Parent                                      Forepart
Parent Balance Sheet                        3.4(b)
Parent Charter Documents                    3.1(b)
Parent Common Stock                         1.6(a)
Parent Disclosure Letter                    Article III
Parent Financials                           3.4(b)
Parent Options                              3.2(b)
Parent Preferred Stock                      3.2(a)
Parent Rights                               1.6(a)
Parent Rights Agreement                     1.6(a)
Parent SEC Reports                          3.4(a)
Parent Stock Option Plans                   3.2(b)
Parent Voting Debt                          3.2(c)
Payment Agent                               1.7(a)
Payment Agreement                           5.19
Per Share Amount                            1.6(a)
Per Share Merger Consideration              1.6(a)
Permits                                     2.8(b)
Person                                      8.3(d)
Proxy Statement                             2.16
PTO                                         2.7(b)
Registered Intellectual Property            2.7(a)(iii)
Registration Statement                      2.16
Retirement Benefit Rights                   2.12(d)
Retirement Plan                             2.12(d)
Rights                                      2.15(e)
RoHS Directive                              2.14(b)
Routine Grants                              4.1(b)(iv)
Section 262                                 1.10
Securities Act                              2.4(a)
Spreadsheet                                 5.17
Stockholders' Meeting                       5.2(a)
Subsidiary                                  2.1(a)
Subsidiary Charter Documents                2.1(b)
Superior Offer                              5.3(g)(ii)
Surviving Corporation                       1.1
Tax                                         2.6(a)
Tax Returns                                 2.6(b)
Taxes                                       2.6(a)
Termination Fee                             7.3(b)(i)
Triggering Event                            7.1(d)(iii)
URLs                                        2.7(a)(i)
WEEE Directive                              2.14(b)




                     AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 20, 2006, by and among Coherent, Inc., a Delaware corporation ("Parent"), Spider Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent ("Merger Sub"), and Excel Technology, Inc., a Delaware corporation (the "Company").

                                RECITALS
                                ........

     A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

     B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the state of Delaware ("Delaware Law"), this Agreement and the transactions contemplated hereby, including the Merger.

     C. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

     D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

     E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                               ARTICLE I
                               THE MERGER

     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the "Effective Time") on the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Excel Technology, Inc." and, to the extent necessary, the Certificate of Incorporation shall be amended so as to comply with Section 5.10(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended, to the extent necessary, so as to comply with Section 5.10(a).

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

          (a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive $30.00 in cash, without interest (as may be adjusted, the "Per Share Amount" and the sum of the Per Share Amounts, the "Merger Consideration"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (b) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company ("Company Restricted Stock"), then the portion of the Merger Consideration payable in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. The portion of the Merger Consideration payable upon conversion of the Company Restricted Stock shall be withheld and paid by the Merger Sub to such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement or other agreement.

          (c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.


          (e) Stock Options. At the Effective Time, no outstanding Company Options will be assumed by Parent, and unless otherwise exercised by the holder thereof or purchased by the Company under Section 5.17, any outstanding Company Options shall terminate on the Effective Time in accordance with their terms.

          (f) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

     1.7  Surrender of Certificates.

          (a) Payment Agent. Parent shall select an institution to act as the payment agent (the "Payment Agent") for the Merger.

          (b) Parent to Provide Cash. On or before the Effective Time, Parent shall make available to the Payment Agent for exchange in accordance with this Article I , the Merger Consideration deliverable pursuant to Section 1.6(a) in exchange for the outstanding shares of Company Common Stock. Any cash deposited with the Payment Agent shall hereinafter be referred to as the "Exchange Fund."

          (c) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Payment Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the portion of the Merger Consideration (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Merger Consideration for which such shares of Company Common Stock shall have been so converted.

          (d) Required Withholding. Each of the Payment Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Payment Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Investment of Exchange Fund. The Payment Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this
Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates nine (9) months after the Effective Time shall, at the request of Parent or the Surviving Corporation, be delivered to the Surviving Corporation or Parent or otherwise according to the instruction of the Surviving Corporation or Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to Parent or the Surviving Corporation for the portion of the Merger Consideration deliverable pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity), any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      1.8 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration to which the holder thereof would have been entitled upon the delivery of such Certificate; provided, however, that Parent or the Payment Agent may, in their sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights (the "Dissenting Shares") available under Section 262 ("Section 262") of Delaware Law shall not be converted into or be exchangeable for the right to receive the portion of the Merger Consideration for which such shares of Company Common Stock would otherwise have been entitled, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's shares of Company Common Stock shall thereupon be converted into and be exchangeable only for the right to receive, as of the Effective Time, the portion of the Merger Consideration to which such holder would have been entitled pursuant to this Article I for such shares of Company Common Stock. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 262 and (b) the opportunity to participate in, and after the Closing, direct all negotiations and proceedings with respect to demands for appraisal under
Section 262. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals, or offer to settle or settle any such demands or approve any withdrawals of any such demands.

     1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                               ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the "Company Disclosure Letter"), as follows:

     2.1  Organization; Standing and Power; Charter Documents;
            Subsidiaries.

          (a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (b)  Charter Documents.  The Company has furnished to Parent:
(i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "Subsidiary Charter Documents"), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary of the Company is in violation of its respective Subsidiary Charter Documents.

          (c) Minutes. The Company has furnished to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since December 31, 2002.

          (d) Subsidiaries. Section 2.1(d) of the Company Disclosure Letter sets forth each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the footnotes to Section 2.1(d) of the Company Disclosure Letter, are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (any, a "Lien"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of the Company, except as set forth in Section 2.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

     2.2  Capital Structure.

          (a) Capital Stock. The authorized capital stock of Company consists of: (i) 20,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). At the close of business on the date hereof: (i) 12,058,329 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, and
(iii) no shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 2.2(a) of the Company Disclosure Letter sets forth a list of each holder of Company Restricted Stock and (a) the name and location of the holder of such Company Restricted Stock, (b) the number of shares of Company Restricted Stock held by such holder, (c) the repurchase price of such Company Restricted Stock, (d) the date on which such Company Restricted Stock was purchased or granted, (e) the applicable vesting schedule pursuant to which the Company's right of repurchase or forfeiture lapses, and (f) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

          (b) Stock Options. As of the close of business on the date hereof 1,437,676 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of the Company capital stock has been granted or otherwise issued (collectively, "Company Stock Option Plans") (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as "Company Options"). Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Stock Option issued, and (a) the particular Company Stock Option Plan (if any) pursuant to which such Company Option was granted) (b) the name and location of the holder of such Company Option, (c) the number of shares of Company Common Stock subject to such Company Option, (d) the exercise price of such Company Option, (e) the date on which such Company Option was granted, (f) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date hereof, and (g) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b) of the Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, equity based profit participation or other similar rights with respect to the Company.

          (c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or
(ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the date hereof (collectively, "Company Voting Debt").

          (d)  Other Securities.  Except as otherwise set forth in this
Section 2.2 or the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Company Voting Debt or other voting securities of Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of, or equity interest in, each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. Except for shares of Restricted Stock, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

     2.3  Authority; Non-Contravention; Necessary Consents.

          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby (the "Company Stockholder Approval"). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract.
Section 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and satisfaction of such other requirements of the comparable laws of other jurisdictions that the Parent reasonably determines to apply, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, Parent or Merger Sub or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Necessary Consents."

     2.4  SEC Filings; Financial Statements; Controls

          (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since December 31, 2001. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company operations and cash flows for the periods indicated. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2005 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

          (c) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities. To the knowledge of the Company, based on its evaluation of the Company's disclosure controls and procedures as of the end of the Company's most recently completed fiscal quarter, such disclosure controls and procedures are currently effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the Exchange Act.

          (d) Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Based on its evaluation of its internal control over financial reporting as of the end of the Company's most recently completed fiscal quarter, such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. Based on its most recent evaluation of internal control over financial reporting and, to the knowledge of the Company, since such evaluation, there are not any significant deficiencies or material weaknesses known to the Company in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect in a material respect the Company's ability to record, process, summarize and report financial information or any material fraud known to the Company that involves management or other employees who have a significant role in internal control over financial reporting. The Company has furnished to Parent disclosures regarding material weaknesses, significant deficiencies and fraud involving management or other employees who have a significant role in internal control over financial reporting since December 31, 2002.

     2.5  Absence of Certain Changes or Events.  Except as set forth in
Section 2.5 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock; (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, sponsorship agreements or merchant program agreements entered into in the ordinary course of business consistent with past practice, (vi) any amendment with respect to any Company Material Contract in effect, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

     2.6  Taxes

          (a) Definition. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.

              (i) The Company and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Tax Returns") relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law.
              (ii) The Company and each of its Subsidiaries have timely paid all Taxes required to be paid and withheld with respect to their Employees (and paid over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

              (iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

              (iv) No audit or other examination of any Tax Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

              (v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

              (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company and each of its Subsidiaries filed for all periods since inception.

              (vii) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company or any of its subsidiaries.

              (viii) None of the assets of the Company or any of its Subsidiaries is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

              (ix) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a "United States Real Property Holding
Corporation" within the meaning of Section 897(c)(2) of the Code.

              (x) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any of its Subsidiaries, informally by any tax authority to the Company, any of its Subsidiaries or any representative thereof.

              (xi)   Neither the Company nor any of its Subsidiaries has
(a) ever been a member of an affiliated group (within the meaning of Code
Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

              (xii) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

              (xiii) [Reserved]

              (xiv) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation within that jurisdiction.

              (xv) Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a "tax shelter," "listed transaction" or "reportable transaction" as defined in Sections 6662, 6662A, 6011, 6012 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the Internal Revenue Service by notice, regulation or other form of published guidance as set forth in Treasury Regulations Section 1.6011-4(b)(2).

     2.7  Intellectual Property

          (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

              (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet (collectively, "Domain Names"), (f) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (i) all databases and data collections and all rights therein throughout the world; (j) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

              (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or created, invented, authored or acquired by, or exclusively licensed to, the Company or any of its Subsidiaries.

              (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) Domain Name Registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

              (iv) "Company Registered Intellectual Property" shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

          (b) Registered Intellectual Property; Proceedings. Section 2.7(b) of the Company Disclosure Letter sets forth (a) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued, applied for or registered, and (b) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property.

          (c) Company Products. Section 2.7(c) of the Company Disclosure Letter sets forth a list (by name) of all products or service offerings of the Company or any of its Subsidiaries (collectively, "Company Products") that currently or within the 90-day period preceding the date hereof have been sold, offered for sale, distributed or otherwise disposed of or which the Company or any of its Subsidiaries currently intends to license, sell, offer for sale or otherwise distribute in the future, including any products or service offerings under development.

          (d) No Order. Except as set forth in Section 2.7(d) of the Company Disclosure Letter, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding order, Contract or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (e) Registration. Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

          (f) Further Actions. Section 2.7(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company within 120 days of the date hereof with respect to any of the Company Registered Intellectual Property.

          (g) Absence of Liens. The Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice).

          (h) Third-Party Development. To the extent that any product, technology, software or Intellectual Property has been developed or created independently or jointly (with the Company) by a third party for the Company or any of its Subsidiaries, or is incorporated into any of the Company Products, the Company and its Subsidiaries have a written agreement (which is listed on Section 2.7(j)(ii) of the Company Disclosure Letter) with such third party with respect thereto and, except as set forth in Section 2.7(h) of the Company Disclosure Letter the Company and its Subsidiaries thereby either (a) have obtained ownership of, and are the exclusive owners of, or (b) have obtained perpetual, non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (i) Transfers. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party. Neither the Company nor any of its Subsidiaries has permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain except where such Intellectual Property is not material to the Company and the Company has made a reasonable business judgment to permit such Company Intellectual Property to lapse or enter the public domain.

          (j) Licenses. Section 2.7(j)(i) of the Company Disclosure Letter sets forth a list of all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party with respect to Company Intellectual Property licensed, disclosed or transferred to any third party or under which any third party has otherwise been granted or has any right with respect to any Company Intellectual Property ("Out-Licenses"). Section 2.7(j)(ii) of the Company Disclosure Letter sets forth a list of all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party ("In-Licenses"), other than "shrink wrap" and similar widely available commercial end-user licenses, pursuant to which a third party has licensed, extended or permitted to use or transferred, any Intellectual Property to the Company or any of its Subsidiaries. The Out-Licenses together with the In-Licenses, the "Company IP Licenses".

          (k) No Conflict. All Company IP Licenses are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any Company IP Licenses. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any Company IP License and, to the Knowledge of the Company, all other parties to the Company IP Licenses are in compliance with, and have not materially breached any term of, any Company IP Licenses. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its Subsidiaries' rights under the Company IP Licenses to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries are a party, will result in (A) either Parent or the Merger Sub granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (B) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (C) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

          (l) No Infringement. The operation of the business of the Company and its Subsidiaries as such business was conducted prior hereto, as currently is conducted, and reasonably contemplated to be conducted, including (a) the Company's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of the Company and its Subsidiaries (including Company Products), and (b) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

          (m) All Necessary Intellectual Property. The Company Intellectual Property constitutes all the material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, import and sale of products, technology and performance of services (including the Company Products).

          (n) No Notice of Infringement. Neither the Company nor any of its Subsidiaries has received notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

          (o)  No Third Party Infringement.  Except as set forth in
Section 2.7(o) of the Company Disclosure Letter, to the Knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

          (p) Proprietary Information Agreements. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company's and its Subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all Employees of the Company and any of its Subsidiaries have executed such an agreement. The Company and its Subsidiaries take reasonable steps to protect the confidentiality and security of their software, databases, systems, networks and Internet Sites from any unauthorized use, access, interruption or modification by third parties.

          (q) Open Source. No Company Product uses, incorporates or has embedded in it any source, object or other software code subject to an open source license or other similar type of license (including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative license, MIT, Apache or Public Domain Licenses), (each an "Open Source License"), and no software subject to an Open Source License was used in the development or design of any Company Product.

          (r) Source Code Escrow. Neither the Company nor any of its Subsidiaries is a party to any Contract which will require that the computer software source code owned by the Company or any Subsidiary be released from escrow, or access to such source code otherwise be provided to any third party, as a result of the execution, delivery or effectiveness of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

          (s) No Defect. All Company Products are free from any material defect, bug, malware, virus or programming design or documentation error or corruptant.

          (t) Privacy. The Company and its Subsidiaries fully comply in all material respects with all relevant laws and regulations, and with the Company's own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no written claims have been asserted or threatened against the Company or any of its Subsidiaries by any person alleging a violation of any of the foregoing.

     2.8  Compliance; Permits

          (a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company and its Subsidiaries as currently conducted.

          (b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all material permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities ("Permits") that are required for the operation of the business of the Company (collectively, "Company Permits"). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.9 Litigation. Except as set forth in Section 2.9 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company.

     2.10 Brokers' and Finders' Fees; Fees and Expenses. Except for fees payable to UBS Securities LLC pursuant to an engagement letter dated August 11, 2004, as amended by letter agreement dated July 1, 2005, a copy of which (including exhibits) has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and, except for an Indemnification Agreement, dated August 11, 2004, with UBS Securities LLC, the Company has not entered into an indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.
 An itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated thereby is set forth in Section 2.10 of the Company Disclosure Letter.

     2.11 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Securities Act.

     2.12  Employee Benefit Plans

          (a) Schedule. All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, contracts (including each material employment, severance, consulting, relocation, repatriation, expatriation or other contract between the Company or any Affiliate (as defined below) and any Employee (as defined below)) or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company (an "Employee," which shall for this purpose mean an Employee of Company or any Affiliate (as defined below)), any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which Company has or may have liability, are listed in
Section 2.12(a) of the Company Schedule (the "Company Benefit Plans").

         (b) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Benefit Plan, including (without limitation) all amendments to each such Company Benefit Plan, and all material written agreements and contracts relating to each such Company Benefit Plan (including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, trust agreements, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Plan); (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service (the "IRS") determination, opinion, notification and/or advisory letters;
(v) all correspondence to or from any governmental agency relating to any Company Benefit Plan; (vi) all forms and notices pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (vii) all discrimination tests for each Company Benefit Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(ix) if the Company Employee Plan is funded, the most recent annual and periodic accounting of plan assets; (x) all communications to Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company or any Affiliate; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Company Employee Plan.

          (c) Compliance. Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to each such plan. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or Department of Labor (the "DOL") with respect to any Company Employee Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to any Company Employee Plan has been timely made or accrued. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code: (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its tax-qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Company Employee Plan. Each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid). No Company Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated in good faith compliance with Section 409A of the Code from December 31, 2004 through the date hereof.

          (d) Multiple Employer and Multiemployer Plans. Neither Company nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code. At no time has Company or any of its Affiliates contributed to or been obligated to contribute to any "multiemployer plan," as such term is defined in
Section 3(37) of ERISA or to any plan described in Section 413 of the Code. Neither Company nor any of its Affiliates, nor any officer or director of Company or any of its Affiliates is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 4975 of the Code, and Section 408 of ERISA, has occurred with respect to any Company Employee Plan which could subject Company or its Affiliates to material liabilities.

          (e) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

          (f)  International Employee Plans.  Except as set forth in
Section 2.12(f) of the Disclosure Letter, the Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan. As used in this Agreement, "International Employee Plan" shall mean each Company Benefit Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

          (g) Effect of Transaction. Except as set forth in Section 2.12(g) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

          (h) Healthcare Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of Family Medical Leave Act of 1993, as amended, or the requirements of the Health Insurance Portability and Accountability Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees, except where the violation, individually or in the aggregate, would not be material the Company.

          (i) Labor. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.
 To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, be material to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

     2.13 Title to Properties

          (a) Properties. Section 2.13(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently owned by the Company or any of its Subsidiaries (the "Owned Real Property"). Section 2.13(a)(ii) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed, subleased or otherwise occupied by the Company or any of its Subsidiaries excluding the Owned Real Property (collectively, the "Leased Real Property"), the name of the lessor, the date of the relevant occupancy agreement and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease (collectively, the "Leases"). All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing default or event of default (or event which with notice or lapse
of time, or both, would constitute a default).   The Leased Real Property
and the Owned Real Property shall be collectively referred to herein as the "Company Real Property").

          (b) Condition of Company Real Property. Except as otherwise described in Section 2.13(b) of the Company Disclosure Letter: (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any of the Owned Real Property as could, either individually or in the aggregate, have a material and adverse effect on the use, development, occupancy or operation thereof, (ii) to the Knowledge of the Company, there are no natural or artificial conditions upon any Owned Real Property or any other facts or conditions which could, in the aggregate, have a material and adverse effect on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of any such real property, (iii) neither the Company nor any of its Subsidiaries has received any notice from any insurance company of any defects or inadequacies in any Company Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made, and
(iv) there are no pending, or, to the Knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially and adversely affect the Owned Real Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to incur more than $100,000 to restore any Leased Real Property at the end of the term of any Lease.

          (c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Liens imposed by law in respect of obligations not yet due which are owed in respect of taxes and Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.14 Environmental Matters

          (a) Hazardous Material. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state, provincial or local Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a "Hazardous Material") are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation, in any material respect, of any Legal Requirement or in a manner which has caused or could reasonably be expected to cause an adverse health effect
to any such person.   There are no facts or circumstances likely to
prevent or delay the ability of the Company or any its Subsidiaries to comply, when required, with the European Directive 2002/96/EC on waste electrical and electronic equipment ("WEEE Directive") or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment ("RoHS Directive") and
Section 2.14(b) of the Company Disclosure Letter lists all products of the Company or any of its Subsidiaries which are subject to the RoHS Directive which will not be in compliance with the RoHS Directive as of the Closing.

          (c) Neither the Company nor any of its Subsidiaries have entered into any agreement that may require any of them to guarantee, reimburse, pledge, defend, hold harmless, or indemnify any other party with respect to any material liabilities arising out of the Hazardous Material Activities of the Company or any of its Subsidiaries or any Legal Requirement relating to the environment, natural resources, pollution, worker safety or exposure of any individual to a Hazardous Material ("Environmental Law").

          (d) Permits. The Company and its subsidiaries currently hold all Permits (the "Company Environmental Permits") necessary for the conduct of the Company's and its Subsidiaries' Hazardous Material
Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted.

          (e) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity, against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries arising out of the Hazardous Materials Activities of the Company or any of its Subsidiaries or pursuant to any Environmental Law.

          (f) Environmental Documents. The Company has made available for inspection by Parent and its agents and representatives all records in the Company's or any Subsidiary's possession or control concerning the Hazardous Material Activities of the Company or its Subsidiaries, all environmental assessments, audits, and sampling reports, Company Environmental Permits, and material correspondence with any Governmental Entity relating to Environmental Laws.

     2.15  Contracts

          (a) Material Contracts. For purposes of this Agreement, "Company Material Contract" shall mean:

              (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

              (ii) any employment or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $100,000 or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

              (iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (iv) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

              (v) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or compete with any Person in any material line of business or to compete with any person, (B) granting any exclusive distribution rights, or (C) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies;

              (vi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, after the date of this Agreement, of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company's Subsidiaries;

              (vii) any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 30 days or less, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without liability or financial obligation to the Company upon notice of 30 days or less;

              (viii) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

              (ix) any Contract containing any material support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

              (x) any Contract to license any third party to manufacture or reproduce any of the Company's products, services or technology or any Contract to sell or distribute any of the Company's products, services or technology, except agreements with distributors or sales representative in the ordinary course of business consistent with past practice and terminable without liability or financial obligation to the Company upon notice of 30 days or less and substantially in the form previously provided to Parent;

              (xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

              (xii) any material settlement agreement entered into within five (5) years prior to the date of this Agreement;

              (xiii) any other agreement, contract or commitment (other than purchase orders from customers in the ordinary course of business consistent with past practices for the Company's standard products) that has a value of $250,000 or more in any individual case or which relates to one of Company's customers or affiliates listed on Section 2.15(a)(xiii) of the Company Disclosure Letter which sets forth a list of the Company's top ten customers by related revenue for the four fiscal quarters ended September 30, 2005; or

              (xiv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of the Company or otherwise have a Material Adverse Effect on the Company.

          (b) Schedule. Section 2.15(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.15(a)(i) through 2.15(a)(xiv) hereof.

          (c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

          (d) Contracts. For purposes of this Agreement, "Contracts" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

          (e) Rights. Upon consummation of the Merger, Parent will automatically succeed to, and become entitled to, exercise the Company's rights and remedies under any Contract to which the Company or any of its Subsidiaries is a party.

     2.16 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement to be filed by the Company with the SEC (the "Proxy Statement"), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

     2.17 Board Approval. The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval") has duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Company's stockholders at the Stockholders' Meeting.

     2.18 Fairness Opinion. The Company's Board of Directors has received a written opinion from UBS Securities LLC, dated as of February 17, 2006, in customary form to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the Company stockholders (the "Company Fairness Opinion").

    2.19 Takeover Statutes. The Board of Directors of the Company has taken all steps necessary to exclude the applicability of any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover Legal Requirements of any jurisdiction that may purport to be applicable to this Agreement and no such Legal Requirement will apply to Parent or Merger Sub during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

                              ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT
                            AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the "Parent Disclosure Letter"), as follows:

     3.1  Organization; Standing and Power; Charter Documents;
          Merger Sub.

          (a) Organization; Standing and Power. Each of Parent and Merger Sub is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

          (b) Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"). Parent is not in violation of any of the provisions of the Parent Charter Documents.

     3.2  Authority; Non-Contravention; Necessary Consents.

         (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by Parent as Merger Sub's sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes valid and binding obligations of Parent, enforceable against Parent and Merger Sub in accordance with its terms.

          (b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) conflict with or violate the Parent Charter Documents or the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in
Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent, Merger Sub or any of Parent's other Subsidiaries or by which Parent, Merger Sub or any of Parent's other Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party the termination or breach of which would have a Material Adverse Effect on Parent. Section 3.2(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any of Parent's Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a Material Adverse Effect on Parent or the Surviving Corporation.

          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.

     3.3 SEC Filings; Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Form 10-K for the fiscal year ended September 30, 2005 (as amended prior to the date hereof) and the Form 10-Q for the fiscal quarter ended December 31, 2005 (the "Parent Financials"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and
(iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated. The balance sheet of Parent contained in the Form 10-Q for the quarter ended December 31, 2005 as of December 31, 2005 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     3.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of Company, the time of the Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company.

     3.5 Board Approval. The Board of Directors of Parent has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, duly (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

     3.6 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     3.7 Financing. Parent will have at the Closing, after taking into account cash on hand of Parent and the Company immediately prior to the Closing and proceeds from a planned Financing, sufficient cash to satisfy its obligations under Section 1.7(b).

                               ARTICLE IV
           CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business by the Company.

          (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due, and (iii) use all reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.

          (b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Article IV of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

              (i)     Enter into any new line of business;

              (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

              (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

              (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Company Voting Debt or any securities convertible into shares of capital stock or Company Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Company Voting Debt or any securities convertible into shares of capital stock or Company Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options, warrants or other rights of the Company existing on the date hereof in accordance with their present terms or granted pursuant to clause (B) hereof, (B) grants of stock options or other stock based awards of or to acquire, Company Common Stock granted under the Company Stock Option Plans outstanding on the date hereof, in each case in the ordinary course of business consistent with past practices to new hires and which options or stock based awards have a vesting schedule no more favorable than one-quarter (1/4) on the first anniversary of the date of hire, and one-forty-eighth (1/48) on each monthly anniversary of the date of hire thereafter and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment following the Merger, but in no event shall the period for exercisability under such option following termination of employment be extended beyond 90 days following a termination of employment for any reason other than retirement, death or total and permanent disability ("Routine Grants");

              (v) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company's Subsidiaries;

              (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

              (vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

              (viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries or (B) the licenses of current Company Products in the ordinary course of business and in a manner consistent with past practice having a term of less than or equal to 12 months, and having no material support, maintenance or service obligation, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

              (ix) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;

              (x) Except as required by GAAP or the SEC as concurred in by its independent registered public accounting firm, make any material change in its methods, principles or practices of accounting since the date of the Company Balance Sheet;

              (xi) Make any Tax election or accounting method change that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of the Company or any of its subsidiaries or settle or compromise any material income tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

              (xii)   Revalue any of its assets;

              (xiii) (A) Pay, discharge, settle or satisfy any claims (including any Tax claim), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims, liabilities, obligations or litigation (x) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $500,000 individually or $1,000,000 in the aggregate or (y) to the extent subject to reserves on the Company Financials existing as of the date hereof in accordance with GAAP, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

              (xiv) Except as required by Legal Requirements or Contracts binding on the Company or its Subsidiaries as of the date hereof, (1) increase in any manner the amount of compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to, any Employee or director of the Company or any Subsidiary of the Company, (2) make any increase in or commitment to increase any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Restricted Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any employment, severance, termination or indemnification agreement with any Employee or enter into any collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), (5) make any material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan that is not materially in accordance with the existing written terms and provision of such Company Benefit Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), or (7) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; provided, however, that nothing herein shall be construed as prohibiting the Company from (a) granting Company Options that are Routine Grants;

              (xv) Grant any exclusive rights with respect to any Company Intellectual Property;

              (xvi) Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

              (xvii) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any material Intellectual Property owned by Parent or any of its Subsidiaries or access to any source code owned by the Company;

              (xviii) Hire employees other than in the ordinary course of business consistent with past practice;

              (xix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

              (xx) Make any individual or series of related payments outside of the ordinary course of business or make or commit to make capital expenditures beyond those contained in the Company's capital expenditure budget in effect on the date hereof, a copy of which is included in Section 4.1(b)(xxi) of the Company Disclosure Letter ;

              (xxi) Enter into, modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice;

              (xxii) Enter into any Contract requiring the Company or any of its Subsidiaries to pay in excess of an aggregate of $1,500,000 individually, or $5,000,000 in the aggregate;

              (xxiii) Agree in writing or otherwise to take any of the actions described in (i) through (xxii) above.

                               ARTICLE V
                         ADDITIONAL AGREEMENTS

     5.1  Proxy Statement.

     As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, the Proxy Statement relating to the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent, the Company or their respective counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC, any other Governmental Entity or other regulatory authorities, the Company shall provide Parent (which term shall in all instances in this Section 3.1 also include Parent's counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC's intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government or regulatory officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government or regulatory officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company and its outside counsel shall permit Parent to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC, any other Governmental Entity or regulatory authority with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all comments reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff, any other Governmental Entity or regulatory authority, and/or mailing to the stockholders of the Company, such amendment or supplement.

     5.2  Meeting of Company Stockholders; Board Recommendation.

          (a) Meeting of Company Stockholders. Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Stockholders' Meeting"). The Stockholder's Meeting shall be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the Proxy Statement is cleared by the SEC (or if no SEC comments are received on or prior to the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, within 55 days after such initial filing). Subject to
Section 5.3(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or if, as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting or there are not sufficient votes for the adoption of this Agreement and the approval of the Merger. The Company shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

          (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders' Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent and Merger Sub, the unanimous recommendation of its Board of Directors that the Company's stockholders vote in favor of adoption and approval of this Agreement and the Merger. Without limitation, the recommendation of the Board of Directors of the Company shall be deemed to have been modified in a manner adverse to Parent if the recommendation shall no longer be unanimous.

     5.3  Acquisition Proposals.

          (a) No Solicitation. Except to the extent expressly permitted by Section 5.3(c), the Company agrees that neither it nor any of its Subsidiaries, nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not permit its and its Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), (v) release any third Person from any confidentiality or standstill agreement to which the Company is a party (or its investment banker on behalf of the Company), or fail to enforce or grant any material waiver, consent or request to, any Acquisition Proposal, under such agreement, or (vi) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The Company acknowledges that any violation of the restrictions set forth in this Section 5.3(a)by any officer, director, employee, representative, investment banker, attorney, accountant or agent of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by the Company.

           (b)  Notification of Unsolicited Acquisition Proposals.

              (i) As time is of the essence, as promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.
              (ii) As time is of the essence, the Company shall provide Parent with two (2) business days prior written notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

          (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company concludes in good faith, following the receipt of advice of the Company's outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements):

              (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) prior to furnishing any such nonpublic information to such party, the Company gives Parent no less than 24 hours written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

              (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that no less than 24 hours prior to entering into negotiations with such third party, the Company gives Parent written notice of the Company's intention to enter into negotiations with such third party.

          (d) Change of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger and enter into a written agreement memorializing such Superior Proposal, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a "Change of Recommendation"), only if all of the following conditions in clauses (i) through (viii) are met:

              (i) A Superior Offer with respect to it has been made and has not been withdrawn;

              (ii)    The Stockholders' Meeting has not occurred;

              (iii) The Company shall have (A) provided to Parent written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to Parent all other materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

              (iv) The Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable law;

              (v) The Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3;

              (vi) At least two (2) business days shall have elapsed from the provision by the Company to Parent of the information specified in Section 5.3(d)(iii);

              (vii)   During the two (2) business day period specified in
Section 5.3(d)(vi), the Company negotiates with Parent in good faith with respect to adjustments to the terms and conditions of this Agreement that Parent may suggest during such period; and

              (viii) During or following the two (2) business day period specified in Section 5.3(d)(vi), the Board of Directors of the Company does not conclude in good faith (after consultation with its outside legal counsel and its financial advisor) that such Acquisition Proposal no longer constitutes a Superior Offer.

          (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is earlier terminated pursuant to Section 7.1, the obligation of the Company to call, give notice of, convene and hold the Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation and, the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

          (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

          (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Acquisition Proposal," with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company (provided, however, the transactions contemplated hereby by Parent and Merger Sub shall not be deemed an Acquisition Proposal); and

              (ii) "Superior Offer," with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer (including committed borrowing capacity to the extent necessary to finance such Acquisition Proposal), to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger (taking into account all of the terms of any proposal by Parent to amend or modify the terms of this Agreement and the Merger) and is reasonably capable of being consummated without unreasonable delay.

     5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

          (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement dated March 25 2005 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

          (b) Access to Information. The Company shall afford Parent (and its advisors) reasonable access during normal business hours to the Company properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent may reasonably request (including for the purpose of performing such environmental tests and investigations as Parent may desire); provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

          (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

     5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Regulatory Filings; Commercially Reasonable Efforts.

          (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) each party using its respective best efforts to file Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act no later than two (2) business days following the date hereof, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

          (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. It is acknowledged and agreed by the parties hereto that Parent shall have, except where prohibited by applicable Legal Requirements, primary responsibility for determining the strategy for dealing with the FTC, DOJ, EC or any other Governmental Authority with responsibility for reviewing the Merger with respect to antitrust or competition issues.

          (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (d) Commercially Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of commercially reasonable acts necessary to cause the conditions precedent set forth in Article IV to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

          (e)  Limitation on Divestiture.   Notwithstanding anything in
this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate
thereof to agree to any Action of Divestiture.   The Company shall not
take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this agreement, an "Action of Divestiture" shall mean any divestiture by Parent or the Company or any of their Subsidiaries or affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.7  Notification of Certain Matters.

          (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied.

          (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

     5.8 Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9 Termination of 401(k) Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, "Company Plans"). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Plan(s) as Parent may reasonably require. In the event that the distribution or rollover of assets from the trust of a Company Plan that is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such all such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing Date.

     5.10 Indemnification.

          (a) Indemnity. From and after the Effective Time, Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time and identified on Schedule 5.10 (the "Indemnified Parties"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

          (b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage and which is set forth on Schedule 5.10 of the Company Disclosure Letter (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation or Parent shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such amount that is 200% of such annual premium).

          (c) Third-Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

     5.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement.
 Merger Sub shall not engage in any business which is not in connection with the Merger with and into the Company pursuant to this Agreement.

     5.12 [Reserved]

     5.13 Section 83(b) Elections. The Company shall use commercially reasonable efforts to deliver to Parent at or before the Closing, a true, correct and complete copy of each election statement made under Section 83(b) of the Code, filed by each person who acquired Company Restricted Stock, together with evidence of the timely filing of such election with the appropriate Internal Revenue Service Center.

     5.14 Spreadsheet. The Company shall prepare and deliver to Parent at or prior to the Closing a spreadsheet in a form acceptable to Parent, which spreadsheet shall be dated as of the Closing Date, and which spreadsheet (the "Spreadsheet") shall set forth as of immediately prior to the Effective Time: (a) the names and holders of all Company Options and Company Restricted Stock; (b) the number of shares of Company Common Stock underlying such Company Options, and the number of shares of Company Restricted Stock, held by such Persons; (c) the exercise price per share in effect as of immediately prior to the Effective Time for each such Company Option; (d) the vesting status and schedule for such Company Options and Company Restricted Stock held by each holder; and (e) the tax status of each Company Option held by such holder under Section 422 of the Code. A draft of the Spreadsheet shall be provided to Parent by the Company no later than two (2) business days prior to the Closing.


     5.15 Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover Legal Requirements of any jurisdiction that may purport to be applicable to this Agreement.

     5.16 Cooperation with Financing. The Company acknowledges that to fund partially or in whole the Merger Consideration, Parent intends to raise capital pursuant to a bank borrowing under a secured or unsecured loan, the issuance of debt, equity or hybrid securities in a private placement or public offering or some combination thereof (any of the foregoing, a "Financing"). The Company agrees to provide Parent with such cooperation as may be reasonably requested by Parent in connection with the arrangement and obtaining of any Financing, including (a) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (b) preparation of business projections, financial statements (including pro forma financial statements), offering memoranda, private placement memoranda, prospectuses, marketing materials and similar documents, (c) providing access to the Company's senior officers and representatives and the books and records, contracts and properties of the Company and its Subsidiaries, (d) the execution and delivery of any pledge and security documents, other financing documents, including any indemnity agreements, and (e) furnishing, or causing to be furnished, such other requested certificates or documents, comfort letters (including "negative assurance" comfort) of accountants, consents of accountants for use of their reports (which shall be unqualified) in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, legal opinions, surveys and title insurance. The Company will use all commercially reasonable efforts to assist Parent with the full satisfaction, on a timely basis, of the terms, conditions, representations and warranties set forth in any commitment letter, credit agreement, purchase agreement, underwriting agreement, placement agent agreement or other definitive agreement for any such Financing. Notwithstanding anything herein to the contrary, neither the Company, any of its Subsidiaries nor any of their respective officers or directors shall be required to file any registration statement with the SEC or pay any commitment or other similar fee or incur any other liability in connection with the Financings contemplated hereby prior to the Effective Time, including, without limitation, any pledge or security documents or other definitive Financing documents.
The terms of this Section 5.16 relate only to the Company's obligation to cooperate with Parent in connection with the arrangement of the Financing, and shall not be deemed to create any additional condition on the obligations of Parent and Merger Sub to consummate and effect the Merger; provided, however, that any noncompliance or breach of this
Section 5.16 is subject to the provisions of Section 6.3.

     5.17 Company Options. The Company agrees that immediately prior to and contingent upon the effectiveness of the Merger, all Company Options with an exercise price less than $30.00 per share shall be purchased by the Company for a cash payment equal to the amount by which $30.00 per share exceeds the exercise price per share for each share of Company Common Stock subject to such Company Options, multiplied by the number of shares issuable upon exercise in full of such Company Options, such that there shall be no outstanding Company Options as of the effectiveness of the Merger. The Company shall make all appropriate withholding as may be required in accordance with applicable laws and regulations for such purchase.

     5.18 Company Fairness Opinion. As soon as practicable following the date hereof, the Company shall deliver to Parent and its legal counsel a copy of the Company Fairness Opinion.

     5.19 Payments. No later than two (2) Business Days following the Closing, the Parent shall deposit in escrow the aggregate amount of cash set forth in Section 5.19 to the Company Disclosure Letter. This cash shall be used to fund the payment terms set forth in the executed Payment Agreements. the Company shall use all commercially reasonable efforts to cause the individuals set forth on Schedule 5.19 to the Company Disclosure Letter hereto to deliver Parent an executed Payment Agreement at the Closing.

                               ARTICLE VI
                        CONDITIONS TO THE MERGER

     6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

          (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals reasonably determined by Parent to be required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement and any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an executive officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

          (c) Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred since the date hereof and be continuing.

     6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in Section 2.2 and 2.17 which shall be true and correct in all material respects), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement and any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

          (c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

          (d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

          (e)  Payment Agreement.  Each of the individuals set forth on
Section 5.19 of the Company Disclosure Letter shall have delivered to Parent an executed and binding agreement in the form attached hereto as Exhibit A (the "Payment Agreement").

                              ARTICLE VII
                   TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either the Company or Parent if:

              (i) the Merger shall not have been consummated by July 31, 2006 (which date shall be extended to October 31, 2006, if the Merger shall not have been consummated as of the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.3(d)) (as appropriate, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

              (ii) if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; or

              (iii) if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

         (c)  by Parent:

              (i) if a Triggering Event with respect to the Company shall have occurred;

              (ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(c)(ii) prior to the date that is 30 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period);

              (iii) if a Material Adverse Effect on the Company shall have occurred since the date hereof; or

              (iv) if a material breach of Section 5.3 of this Agreement shall have occurred.

          (d)  by the Company:

              (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(d)(i) prior to 20 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 20-day period (it being understood that the Company may not terminate this Agreement pursuant to this 7.1(d)(i) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20-day period); or

              (ii) if, prior to the adoption of this Agreement or the approval of the Merger by the stockholders of the Company, in connection with an Acquisition Proposal it wishes to accept, (A) the Company has complied with Section 5.3 with respect to such Acquisition Proposal, (B) the Board of Directors of the Company has determined, and has not changed its determination prior to the two (2) business day period provided for in Section 5.3(d)(vi), that such Acquisition Proposal constitutes a Superior Offer, and (C) the Company pays the Termination Fee prior to or simultaneously with such termination; or
              (iii) if a Material Adverse Effect on Parent shall have occurred since the date hereof.

     For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the unanimous recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) calendar days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal, or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this
Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that:

              (i) The Company shall pay all fees and expenses incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto).

              (ii) Parent shall pay the filing fee for the initial Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

              (iii) The Company shall pay to Parent all reasonable and documented out-of-pocket expenses (excluding any wages or salaries of any of Parent's or Merger Sub's or any of their affiliates' employees) incurred by Parent and/or Merger Sub prior to the termination of this Agreement in connection with the Merger and the other transactions contemplated hereby if this Agreement is terminated pursuant to Section 7.1(c)(iv); provided, however, that in no event shall payments by the Company to Parent under this Section 7.3(b)(iii) exceed $1,880,821.

          (b)  Company Payment.

              (i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable pursuant to Sections 7.1(b)(i), 7.1(b)(iii), 7.1(c)(i), 7.1(c)(ii), 7.1(c)(iv) or 7.1(d)(ii),
the Company shall promptly (simultaneously in connection with a termination pursuant to Section 7.1(d)(ii)), but in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to Fourteen Million One Hundred Six Thousand One Hundred Fifty Four Dollars ($14,106,154) in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Sections 7.1(b)(i), 7.1(b)(iii) or 7.1(c)(ii): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been a public disclosure of an Acquisition Proposal with respect to the Company and (1) within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or (2) within 12 months following the termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within 18 months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of the Company; provided further, that in the case of termination under Section 7.1(c)(iv): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure (whether private, public or confidential) of an Acquisition Proposal with respect to the Company and (1) within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or (2) within 12 months following the termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within 18 months of the termination of this Agreement, (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of the Company and (C) such payment shall be reduced for any amounts paid to Parent by the Company pursuant to Section 7.3(a)(iii).

              (ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this
Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

              (iii)   Certain Definitions.  For the purposes of this
Section 7.3(b) only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.
 Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                              ARTICLE VIII
                            GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VI shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  if to Parent or Merger Sub, to:

               Coherent, Inc.
               5100 Patrick Henry Drive, PO Box
               Santa Clara, CA 95054
               Attention:  Chief Executive Officer
               Telephone No.:  (408) 764-4000
               Telecopy No.:  (408) 970-9998

               with copies to (which shall not constitute notice):

               Coherent, Inc.
               5100 Patrick Henry Drive, PO Box 54980
               Santa Clara, CA 95054
               Attention:  General Counsel
               Telephone No.:  (408) 764-4000
               Telecopy No.:  (408) 970-9998

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  Larry W. Sonsini, Esq.
               David J. Segre, Esq.
               Bret M. DiMarco, Esq.
               Telephone No.:  (650) 493-9300
               Telecopy No.:  (650) 493-6811
          (b)  if to the Company, to:

               Excel Technology, Inc.
               41 Research Way
               East Setauket, N.Y. 11753
               Attention:  Chief Executive Officer
               Telephone No.:  (631) 784-6100
               Telecopy No.:  (631) 784-6196

               with a copy to (which shall not constitute notice):

               Breslow Walker, LLP
               100 Jericho Quadrangle
               Jericho, NY 11753
               Attention:  Howard S. Breslow, Esq.
               Telephone No.:  (516) 822-6505
               Telecopy No.:  (516) 822-6544


     8.3  Interpretation; Knowledge.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is clearly relevant on its face based on the content of such disclosure. The term "business day" means a day other than a Saturday, Sunday or other day in which banks located in New York, New York are required or authorized not to open for business.

          (b) For purposes of this Agreement, the term "Knowledge" means, with respect to a party hereto, with respect to any matter in question, that any of the "officers" (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) of such party, has actual knowledge of such matter, after due inquiry of their respective direct reports (including outside legal counsel and accountants).

          (c) For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance, occurrence, state of facts, development or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise) or results of operations of such Person taken as a whole with its Subsidiaries or (ii) materially impede the authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect on any Person: (A) any Effect resulting from compliance with the requirements of this Agreement or proximately from the public announcement of the execution of this Agreement or the pendency of the Merger, (B) any Effect resulting from the announcement or pendency of the Merger, (C) any change in such Person's stock price or trading volume (it being understood that the facts or circumstances giving rise to such change in stock price or trading volume may be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect on any Person), (D) any failure by such Person to meet revenue or earnings projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect on any Person),
(E) any Effect that results from changes affecting any of the industries in which such Person operates generally or the United States economy generally (which changes in each case do not disproportionately affect such Person in any material respect), or (F) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person in any material respect).

          (d) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended, whether express or implied, to confer upon any other Person any legal or equitable rights, benefits or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Other Remedies; Specific Performance.

          (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

          (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party hereby waives any requirement to post a bond in connection with any such proceeding.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                  *****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                           COHERENT, INC.

                           By:    /s/ John Ambroseo
                                  .....................................

                           Name:  John Ambroseo
                           Title: Chief Executive Officer

                           SPIDER ACQUISITION CORPORATION


                           By:
                           Name:  [.......................]
                           Title: President and Chief Executive Officer

                           EXCEL TECHNOLOGY, INC.

                           By:    /s/ Antoine Dominic
                                  ......................................
                           Name:  Antoine Dominic
                           Title: Chief Executive Officer



                   ***AGREEMENT AND PLAN OF MERGER***





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